Exhibit 4.2
RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT
January 28, 2004

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INVESTORS’ RIGHTS AGREEMENT
     THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of the 28`h day of January, 2004, by and among Restore Medical, Inc., a Minnesota corporation (the “Company”), the investors and certain other shareholders of the Company listed on Schedule A hereto, each of which is herein referred to as an “Investor,” and the holders of the Company’s capital stock listed on Schedule B hereto, each of whom is herein referred to as a “Founder”
RECITALS
     WHEREAS, the Company and certain Investors are parties to the Series C and Series C-1 Preferred Stock and Warrant Purchase Agreement of even date herewith (the “Series C/C-1 Agreement”); and
     WHEREAS, in order to induce such Investors to purchase Series C Preferred Stock and Series C-1 Preferred Stock (collectively, the “Series C Preferred”) and invest funds in the Company pursuant to the Series C/C-1 Agreement, the Investors, the Founders and the Company hereby desire to enter into this Agreement.
     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
     1. Registration Rights. The Company covenants and agrees as follows:
          1.1 Definitions. For purposes of this Section 1:
     (a) The term “Act” means the Securities Act of 1933, as amended.
     (b) The term “Common Stock” means the Company’s Common Stock, par value $.01 per share.
     (c) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     (d) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.
     (e) The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock under the Act.
     (f) The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

     (g) The term “Preferred Stock” means the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each with a par value of $.01 per share.
     (h) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
     (i) The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock and (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.
     (j) The number of shares of “Registrable Securities” outstanding shall be determined by the number of shares of Common Stock outstanding that are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities that are, Registrable Securities.
     (k) The term “Rule 144” shall mean Rule 144 under the Act.
     (l) The term “Rule 144(k)” shall mean subsection (k) of Rule 144 under the Act.
     (m) The term “SEC” shall mean the Securities and Exchange Commission.
          1.2 Request for Registration.
     (a) Subject to the conditions of this Section 1.2, if the Company shall receive at any time after six (6) months after the effective date of the Initial Offering, a written request from the Holders of fifty-one percent (51%) or more of the Registrable Securities then outstanding (for purposes of this Section 1.2, the “Initiating Holders”) that the Company file a registration statement under the Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $10,000,000, then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use all commercially reasonable efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a); provided, however, that only one such request may be made by Holders during any twelve (12) month period.

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     (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation on the number of securities underwritten (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities pro rata based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.
     (c) Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Section 1.2:
     (i) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act; or
     (ii) after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective; or
     (iii) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of a Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

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     (iv) if the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to Section 1.4 hereof; or
     (v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2 a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).
          1.3 Company Registration.
     (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the initial public offering of the Company’s securities, the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 9.5, the Company shall, subject to the provisions of Section 1.3(c), use all commercially reasonable efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder requests to be registered.

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     (b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.
     (c) Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters) and enter into an underwriting agreement in customary form with such underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering. In no event shall any Registrable Securities held by holders that purchased shares of Series C Preferred Stock pursuant to the Series C/C-1 Agreement be excluded from such offering unless all other stockholders’ securities (including, without limitation, the holders of Series C-1 Preferred Stock) have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case the selling Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the preceding sentence concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a venture capital fund, mutual fund, business trust, partnership or corporation, the affiliated venture capital funds, mutual funds, business trusts, partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate

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amount of Registrable Securities owned by all such related entities and individuals.
          1.4 Form S-3 Registration. In case the Company shall receive from Holders of Registrable Securities (for purposes of this Section 1.4, the “Initiating Holders”) a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company shall:
     (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
     (b) use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.4:
     (i) if Form S-3 is not available for such offering by the Holders;
     (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell less than 100,000 Registrable Securities (as adjusted for stock splits, stock dividends, combinations or the like);
     (iii) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 1.4;
     (iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance;
     (v) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of and ending on a date one hundred eighty (180) days following the effective date of, any registration statement pertaining to securities of the Company, provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or

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     (vi) if the Company shall furnish to the Initiating Holders a certificate signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right shall be exercised by the Company not more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such ninety (90) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).
     (c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.4 and the Company shall include such information in the written notice referred to in Section 1.4(a). The provisions of Section 1.2(b) shall be applicable to such request (with the substitution of Section 1.4 for references to Section 1.2).
     (d) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Sections 1.2.
          1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
     (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;
     (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such

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registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;
     (c) furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
     (d) use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
     (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;
     (f) notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
     (g) cause all such Registrable Securities registered pursuant to this Section 1 to be listed on a national exchange or trading system and on each securities exchange and trading system on which similar securities issued by the Company are then listed; and
     (h) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
          1.6 Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.
          1.7 Expenses of Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel

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for the Company and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders of a majority of the Registrable Securities requested to be included in such registration agree to forfeit their right to one demand registration pursuant to Section 1.2 and provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 and 1.4.
          1.8 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
          1.9 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
     (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, trustees and stockholders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state in such registration statement a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, and the Company will reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred;

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provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter, controlling person or other aforementioned person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter or other aforementioned person, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or underwriter or other aforementioned person to such person, if required by law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.
     (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless, severally and not jointly, the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out, of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any — person intended to be indemnified pursuant to this subsection 1.9(b) for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), and provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.
     (c) Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any

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governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.9 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.
     (d) If the indemnification provided for in this Section 1:9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion’ as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 1.9(b), shall exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

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     (f) The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1 and otherwise.
          1.10 Reports Under the 1934 Act. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use commercially reasonable efforts to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date of the Initial Offering;
     (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and
     (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to avail any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.
          1.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, parent, partner, limited partner, retired partner, affiliated venture capital fund, affiliated mutual fund, affiliated business trust or stockholder of a Holder, (ii) is a Holder’s family member or trust for the benefit of an individual Holder, or (iii) after such assignment or transfer, holds at least 25,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations or the like), provided: (a) the Company is, within ten (10) days after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.13 below; (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act; and (d) such transferee is not a direct competitor of the Company, as determined in the good faith judgment of the Board of Directors, at the time of such transfer.

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          1.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the holders of a majority of the Registrable Securities held by holders of the Company’s Series C Preferred Stock, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 1.2, Section 1.3 or Section 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included or (b) to demand registration of their securities.
          1.13 “Market Stand-Off’ Agreement.
     (a) Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 1.13 shall apply only to the Company’s initial offering of equity securities, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders if all officers, directors and greater than two percent (2%) stockholders of the Company enter into similar agreements and such restrictions are not waived as to them. The underwriters in connection with the Company’s Initial Offering are intended third-party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s Initial Offering that are consistent with this Section 1.13 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.
     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

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     (b) Each Holder agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Holder (and the shares or securities of every other person subject to the restriction contained in this Section 1.13):
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.
          1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Offering, (ii) as to any Holder, such earlier time after the Initial Offering at which such Holder (A) can sell all shares held by it in compliance with Rule 144(k) or (B) all Registrable Securities held by such Holder (together with any affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold in any three (3)-month period without registration in compliance with Rule 144 or (iii) after the consummation of a Liquidation Event, as that term is defined in the Company’s Amended and Restated Articles of Incorporation (as amended from time to time) (the “Restated Articles”).
          1.15 Black-Out Period.
     (a) Following the effectiveness of any registration statement and the filings with any state securities commissions, the Company shall be entitled to postpone or suspend, for a reasonable period of time, sales of Registrable Securities under such registration statement or any such filings upon written notice to the Holders that the Company has determined that such sales would in the good faith judgment of the Board of Directors of the Company (a) materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company or (b) require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interest of the Company and its shareholders; provided, however, that during any such period all executive officers and directors of the Company are also prohibited from selling securities of the Company (or any security of any of the Company’s subsidiaries or affiliates). The Holder may recommence effecting sales of the Registrable Securities pursuant to the registration statement or such filings following further notice to such effect from the Company, such notice to be given by the Company not later than five (5) business days after the conclusion of the reason for the postponement or suspension. The Company shall use its best efforts to limit the length of any such period of suspended sales and

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shall use its best efforts to correct, amend or update any incomplete or misleading registration statement.
     (b) In the event of the suspension of effectiveness of any registration statement or other filings pursuant to this Section 1.15, the applicable time period during which such registration statement or other filing is to remain effective shall be extended by that number of days equal to the number of days the effectiveness of such registration statement or filing was suspended.
     2. Covenants of the Company.
     2.1 Delivery of Financial Statements. So long as any shares of Preferred Stock (as adjusted for stock splits, stock dividends, combinations or the like) remain outstanding, the Company shall deliver to each Investor (or transferee of an Investor) that holds at least 350,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, combinations or the like) (a “Major Investor”):
     (a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company;
     (b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter.
     (c) within forty-five (45) days of the end of each month, an unaudited income statement and statement of cash flows and balance sheet for and as of the end of such month, in reasonable detail; and
     (d) as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a capital and operating budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.
     2.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2..2 to provide access to any information that it reasonably considers to be a trade secret or similar confidential information.

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     2.3 Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the sale of securities pursuant to a registration statement filed by the Company under the Act in connection with the firm commitment underwritten offering of its securities to the general public, (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the 1934 Act, whichever event shall first occur or (iii) the consummation of a Liquidation Event, as that term is defined in the Restated Articles.
     2.4 Right of First Offer. Subject to the terms and conditions specified in this Section 2.4, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 2.4, the term “Investor” includes any general partners and affiliates of an Investor. An Investor shall be entitled to apportion the right of first offer hereby granted it among itself and its partners and affiliates in such proportions as it deems appropriate.
     Subject to Section 8.1 hereof, each time the Company proposes to offer any shares of, or securities convertible into or exchangeable or exercisable for any shares of, its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Investor in accordance with the following provisions:
     (a) The Company shall deliver a notice in accordance with Section 3.5 (“Notice”) to the Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered and (iii) the price and terms upon which it proposes to offer such Shares.
     (b) By written notification received by the Company within twenty (20) calendar days after the giving of Notice, each Investor may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the product of the number of Shares times the fraction obtained by dividing (i) the sum of the total number of shares of (A) Common Stock issuable or issued upon conversion of the Preferred Stock then held by such Investor and (B) Common Stock issuable upon exercise of any options or warrants then held by such Investor by (ii) the sum of the total number of shares of (A) Common Stock, (B) Common Stock issuable upon the conversion of the Preferred Stock and (C) Common Stock issuable upon any exercise of any options or warrants then outstanding.
     (c) If all Shares that Investors are entitled to obtain pursuant to subsection 2.4(b) are not elected to be obtained as provided in subsection 2.4(b) hereof, the Company may, during the ninety (90) day period following the expiration of the period provided in subsection 2.4(b) hereof, offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than that, and upon terms no more favorable to the offeree than those, specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such is not consummated within sixty (60) days of the execution thereof, the right provided hereunder shall be deemed to be revived

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and such Shares shall not be offered unless first reoffered to the Investors in accordance herewith.
     (d) The right of first offer in this Section 2.4 shall not be applicable to (i) the issuance or sale of 1,740,575 shares of Common Stock (or options therefor) to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors; (ii) the issuance of securities pursuant to a bona fide, firmly underwritten public offering of shares of Common Stock registered under the Act, (iii) the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) the issuance and sale of Series C Preferred Stock pursuant to the Series C/C-1 Agreement, or (vi) the issuance of warrants to purchase up to an aggregate of 200,000 shares of Common Stock with a per share exercise price equal to at least the fair market value as of the date of issue, as determined in good faith by the corporation’s Board of Directors (and the Common Stock issuable upon conversion thereof) in connection with the incurrence of indebtedness for money borrowed up to an aggregate of $5,000,000 from recognized commercial lending institutions. In addition to the foregoing, the right of first offer in this Section 2.4 shall not be applicable with respect to any Investor in any subsequent offering of Shares if (i) at the time of such offering, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) of the Act and (ii) such offering of Shares is otherwise being offered only to accredited investors.
     (e) The rights provided in this Section 2.4 may not be assigned or transferred by any Investor except in connection with a transfer of Series C Preferred Stock or Series C-1 Preferred Stock permitted under, and made in full compliance with, Section 3.7 of the Series C/C-1 Agreement; provided, however, that, notwithstanding the foregoing, in no event shall an Investor assign or transfer such rights to a competitor of the Company (as determined in good faith by the Board of Directors of the Company).
     (f) The covenants set forth in this Section 2.4 shall terminate and be of no further force or effect upon the consummation of (i) the Company’s sale of its Common Stock or other securities pursuant to a Qualified Public Offering, as that term is defined in the Restated Articles or (ii) a Liquidation Event, as that term is defined in the Restated Articles.
     2.5 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants with access to confidential information to execute and deliver a proprietary information and inventions agreement or a consulting agreement, as applicable, in substantially the form approved by the Company’s Board of Directors.

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     2.6 Compensation and Audit Committees. The Board of Directors shall create and maintain a Compensation Committee and an Audit Committee, both of which shall include the Series B Director and, if so desired by the holders of at least a majority of the outstanding shares of Series C Preferred Stock, the Series C Director (as defined below) designated by Bessemer (as defined below).
     2.7 Director and Officer Liability Insurance. To the extent that such coverage is available on commercially reasonable terms (as determined in the good faith judgment of the Board of Directors), the Company shall purchase and at all times maintain director and officer liability insurance with coverage limits customary for similarly situated companies.
     2.8 Qualified Small Business Stock.
     (a) The Company shall not make any purchases of its stock or take other actions which would jeopardize the status of the Series C Preferred as “qualified small business stock” under Section 1202 of the Internal Revenue Code.
     (b) The Company will use commercially reasonable efforts to comply with any applicable filing and reporting requirements of Section 1202 of the internal Revenue Code, as amended or as may be amended from time to time, and any regulations promulgated thereunder; provided, however, that “reasonable efforts” as used in this Section 2.8(b) shall not be construed to require the Company to operate its business in a manner which would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities.
     3. Board of Directors.
     3.1 Articles of Incorporation. (a) The Restated Articles provide that (a) holders of shares of Common Stock, voting together as a class, shall elect one (1) member of the Board of Directors (the “Common Director”), (b) holders of shares of the Company’s Series A Preferred Stock, voting together as a class, shall elect one (1) member of the Board of Directors (the “Series A Director”), (c) holders of shares of Series B Preferred Stock, voting together as a class, shall elect one (1) member of the Board of Directors (the “Series B Director”), (d) holders of shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single class, shall elect two (2) members of the Board of Directors (the “Initial Series C Directors”), (e) the holders of shares of Common Stock and Series A Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors (the “Mutual Director”), and (f) holders of shares of Preferred Stock, voting together as a single class and not as separate series and on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors (the “Independent Director”).

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     (b) The Restated Articles also provide that upon the vote of a majority of the then outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock (voting together as a single class and not as separate series), the holders of such shares of Series C Preferred Stock and Series C-1 Preferred Stock shall be entitled to elect an additional two (2) directors of this corporation at any election of directors (the “Additional Series C Directors”).
     3.2 Agreement to Vote. Each Investor, as a holder of Preferred Stock and/or Common Stock, hereby agrees on behalf of itself and any transferee or assignee of any such shares of Preferred Stock or Common Stock, to hold all of the shares of Preferred Stock or Common Stock registered in its name (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution of such Preferred Stock or Common Stock, and any other voting securities of the Company subsequently acquired by such Investor) (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement. Each Founder, as a holder of Common Stock (or options therefor) and/or Preferred Stock of the Company, hereby agrees on behalf of himself or herself and any transferee or assignee of any such shares of Common Stock or Preferred Stock, to hold all of such shares of Common Stock and Preferred Stock and any other securities of the Company acquired by such Founder in the future (and any securities of the Company issued with respect to, upon conversion of, or in exchange or substitution for such securities) (the “Founder Shares”) subject to, and to vote the Founder Shares at a regular or special meeting of stockholders (or by written consent) in accordance with, the provisions of this Agreement.
     3.3 Board Size. The holders of Investor Shares and Founder Shares shall vote at a regular or special meeting of stockholders (or by written consent) such shares that they own (or as to which they have voting power) to ensure that the size of the Board of Directors shall be set and remain at nine (9) directors; provided, however, that such Board of Directors, size may be subsequently increased or decreased pursuant to an amendment of this Agreement in accordance with Section 9.7 hereof.
     3.4 Election of Directors.
     (a) In any election of directors of the Company to elect the Common Director, the parties holding shares of Common Stock shall each vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Common Stock then owned by them (or as to which they then have voting power) as may be necessary to elect the Company’s then-serving chief executive officer as a member of the Company’s Board of Directors.
     (b) In any election of directors of the Company to elect the Series A Director, the parties holding shares of Series A Preferred Stock shall each vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Series A Preferred Stock then owned by them (or as to which

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they then have voting power) as may be necessary to elect one (1) director nominated by Venturi I, LLC.
     (c) In any election of directors of the Company to elect the Series B Director, the parties holding shares of Series B Preferred Stock shall each vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Series B Preferred Stock then owned by them (or as to which they then have voting power) as may be necessary to elect one (1) director nominated by MPM Capital or its affiliated funds (“MPM” ).
     (d) In any election of directors of the Company to elect the Initial Series C Directors, the parties holding shares of Series C Preferred Stock and/or Series C1 Preferred Stock shall each vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Series C Preferred Stock and Series C-1 Preferred Stock then owned by them (or as to which they then have voting power) as may be necessary to (i) elect one (1) director nominated by Bessemer Venture Partners or its affiliated funds (“Bessemer”), which director shall not be affiliated with MPM, and (ii) elect one (1) director nominated by MPM.
     (e) In any election of directors of the Company to elect the Mutual Director, the parties holding shares of Common Stock and/or Series A Preferred Stock shall each vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Common Stock and Series A Preferred Stock then owned by them (or as to which they then have voting power) as may be necessary to elect one (1) director, which director shall not be affiliated with the Company, the Investors or the Founders.
     (f) In any election of directors of the Company to elect the Independent Director, the Investors and the Founders shall each vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Preferred Stock of the Company then owned by them (or as to which they then have voting power) as may be necessary to elect the Independent Director, which director shall be not be affiliated with the Company, the Investors or the Founders.
     (g) In any election of directors of the Company to elect the Additional Series C Directors, the parties holding shares of Series C Preferred Stock and/or Series C-1 Preferred Stock shall each vote at any regular or special meeting of stockholders (or by written consent) such number of shares of Series C Preferred Stock and Series C-1 Preferred Stock then owned by them (or as to which they then have voting power) as may be necessary to (i) elect one (1) director nominated by the holders of a majority of the then outstanding shares of Series C Preferred Stock (voting together as a single class), and (ii) one (1) director nominated by the holders of a majority of the then outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock (voting together as a single class and not as separate series).

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     3.5 Removal; Vacancies. Any director of the Company may be removed from the Board of Directors in the manner allowed by law and the Restated Articles and Bylaws, but with respect to a director designated pursuant to Sections 3.4(a), 3.4(b), 3.4(c), 3.4(d)(i), 3.4(d)(ii), 3.4(e), 3.4(g)(i) and 3.4(g)(ii) above, only upon the vote or written consent of the stockholders entitled to designate such director. Vacancies on the Company’s Board of Directors shall be filled in accordance with the provisions set forth in the immediately preceding sentence.
     3.6 Legend. Each certificate representing any Investor Shares or Founder Shares shall be endorsed by the Company with a legend reading substantially as follows:
“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN INVESTORS’ RIGHTS AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID INVESTORS’ RIGHTS AGREEMENT.”
     3.7 No Liability for Election of Recommended Directors. Neither the Company, the Founders, the Investors, nor any officer, director, stockholder, partner, employee or agent of any such party, makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Company’s Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.
     3.8 Termination of Voting Provisions. The provisions of this Section 3 (other than Section 3.1) shall terminate and be of no further force or effect upon (a) the consummation of the Company’s sale of its Common Stock or other securities pursuant to a registration statement under the Act (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction), or (b) the consummation of a Liquidation Event, as that term is defined in the Restated Articles.
     3.9 Board Observation Rights. For so long as Bessemer Venture Partners, NGEN and General Electric Pension Trust hold any shares of Series C Preferred Stock, each such Investor shall be entitled to have one observer at each board meeting and such observer shall be entitled to receive notice of and information regarding each meeting of the Company’s Board of Directors. Any such observer will be entitled to attend any meeting of the Company’s Board of Directors or, if a meeting is held by telephone conference, to participate therein by telephone. Any such observer shall have all rights of a director other than voting rights, including, without limitation, the right to reimbursement of the Investor’s reasonable out-of-pocket expenses incurred in the exercise of such Investor’s board observation rights.

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     4. Drag-Along Rights.
     4.1 Notwithstanding anything to the contrary in this Agreement or otherwise (including, without limitation, any special voting rights of the holders of shares of Series A, Series B or Series C-1 Preferred Stock set forth in the Restated Articles, beginning eighteen (18) months after the first closing under the Series C/C-1 Agreement (the “Initial Series C Closing”), if Investors and their affiliates (other than MPM and its affiliates and their transferees) holding a majority of the outstanding shares of Series C Preferred Stock (excluding shares of Series C-1 Preferred Stock), voting as a separate class (the “Dragging Stockholders”), approve a sale of greater than 90% of the Company’s outstanding shares of capital stock, on an as-converted basis, whether by way of merger, consolidation, sale of stock, or otherwise, or the sale of all or substantially all of the assets of the Company to a bona fide third party purchaser (an “Approved Sale”), then the Dragging Stockholders may require (the “Drag Along Right”) each other Investor and each Founder (solely in its capacity as a shareholder of the Company) (each a “Non-Participating Stockholder”) to sell, or cause to be sold, all shares of the Company’s capital stock held by such Non-Participating Stockholder in the Approved Sale; provided that, to the extent such Drag Along Right is being exercised prior to the date that is thirty-six (36) months following the Initial Series C Closing, the Non-Participating Stockholders’ obligations under this Section 4 shall be contingent on the Company’s Board of Directors approving the terms of such Approved Sale. Without limiting the foregoing, in the event the Dragging Stockholders are exercising the Drag Along Right pursuant to and in accordance with the terms and conditions set forth in the immediately preceding sentence, the Dragging Stockholders may require the Non-Participating Stockholders to consent to, vote in favor of, and raise no objection against, such Approved Sale, and, as applicable, if such Approved Sale is structured as a merger or consolidation, or a sale of all or substantially all of the assets of the Company, waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale. Subject to Section 4.2 below, the terms and conditions of any such Approved Sale applicable to the Series C Preferred Stock and the Series C-1 Preferred Stock shall be identical in all material respects.
     4.2 In the event of any Approved Sale in which the Drag Along Right is exercised, the proceeds from such Approved Sale shall be allocated among Investors based upon the per share amount that would be received by such Investor as provided in the Restated Articles, as if the assets of the Company had been sold for the aggregate consideration to be received in the Approved Sale, and the proceeds distributed to Investors in accordance with the provisions of Article III, Section B(2).
     4.3 In the event the Dragging Stockholders desire to exercise their Drag Along Right, such Dragging Stockholders shall deliver to the Company and the Non Participating Stockholders written notice (the “Drag Notice”) setting forth the consideration per Share to be paid by such bona fide third-party purchaser and the other terms and conditions of the Approved Sale. Within ten (10) business days following the receipt of the Drag Notice, each of the Non Participating Stockholders (solely in its capacity as a shareholder of the Company) shall deliver to such Dragging Stockholders (i) in the case of an Approved Sale that involves the sale of shares of the Company’s

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capital stock, a certificate or certificates evidencing the shares of capital stock of the Company held by such Non Participating Stockholder, and an appropriate assignment separate from the certificate duly executed in a proper form to effect the transfer of such shares from the Non Participating Stockholders on the books and records of the Company pursuant to the terms of the Approved Sale and/or (ii) such other instruments, documents or agreements as may be required to effect the Approved Sale. Each Non Participating Stockholder (solely in its capacity as a shareholder of the Company) hereby grants to the Chairman of the Board of Directors a limited special power-of-attorney (as further described in Section 5 hereof) authorizing the Chairman of the Board of Directors to (i) effect the transfer of all such Non Participating Stockholder’s shares of the Company’s capital stock (and related transactions) pursuant to the terms of this Section 4 and the terms of such Approved Sale and/or (ii) consent to and/or vote in favor of such Approved Sale and waive any dissenters’ rights, appraisal rights or similar rights in connection with such Approved Sale. In the event that any Non Participating Stockholder shall fail to deliver such certificate(s), assignment separate from the certificate or other instruments, documents or agreements to the Dragging Stockholders exercising a Drag Along Right, then the Company shall cause a notation to be made on its books and records to reflect that the Shares of such Non Participating Stockholder are bound by the provisions of this Section 4, and the transfer of such shares of the Company’s capital stock may be effected in accordance with this Section 4 without such Non Participating Stockholder’s consent or surrender of its shares of the Company’s capital stock. In addition, in the event the Dragging. Stockholders exercise their Drag Along Right in accordance with the terms of this Section 4, the Non Participating Stockholders shall be required to make only such representations, warranties and indemnities as are made by the Dragging Stockholders.
     5. Limited Power of Attorney. Each Investor and each Founder (other than the Dragging Stockholders exercising their duly authorized Drag Along Right) (a “Granting Stockholder”), hereby constitutes the Chairman of the Board of Directors, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for such Granting Stockholder and in such Granting Stockholder’s name, place and stead and for such Granting Stockholder’s use and benefit, to sign, execute, certify, acknowledge, swear to, file, deliver and record any and all agreements, certificates, instruments and other documents necessary in connection with the Dragging Stockholders exercising their duly authorized Drag Along Right for the purposes of effectuating such Drag Along Right. Each Granting Stockholder authorizes each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Granting Stockholder might or could do so personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof. This power of attorney is a special power of attorney coupled with an interest and is irrevocable, may be exercised by any such attorney-in-fact by listing the Granting Stockholder executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Granting Stockholder, shall survive the death, disability or cessation of existence of an Investor and shall survive the delivery of an assignment by a Granting Stockholder of the whole or a portion of the Granting Stockholder’s shares of the Company’s capital stock.

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     6. Pay-to-Play Financing. Subject to Section 8.2, each Investor and each Founder agrees (solely in its capacity as a shareholder of the Company) that it shall take all actions reasonably necessary to consummate a Pay-to-Play Financing (as defined in Article III, Section (B)(4)(m)(i) of the Restated Articles), including, without limitation, consenting to or voting in favor of any amendment to the Restated Articles required in order to consummate such Pay-to-Play Financing. This provision shall in no way be interpreted to create a requirement that any Investor participate in any such Pay-to-Play Financing.
     7. Reorganization of the Company. The Company agrees that it will use its reasonable best efforts to reorganize the Company as a Delaware corporation with the same capitalization and series and classes of shares, in each case having the same terms as existed immediately prior to such reorganization (the “Reorganization”), within ninety (90) days of the date hereof. In connection therewith, each Investor and each Founder (solely in its capacity as a shareholder of the Company) agrees to take all actions reasonably necessary to consummate the Reorganization, including, without limitation, consenting to or voting in favor of such actions as are reasonably necessary to effect the Reorganization. In connection with the consummation of the Reorganization, the Company, if requested by a member of the Board of Directors, will enter into an indemnification agreement with such member substantially in the form attached hereto as Exhibit A.
     8. Additional Covenants.
     8.1 Required Financing. If at any time after the date hereof, the Company’s aggregate available cash and cash equivalents (as set forth on the financial statements of the Company identified in Section 2.1 hereof) are less than:
     (a) $5 million but in excess of $2 million, the Company agrees that it will use its reasonable best efforts to (x) seek to raise additional debt and/or equity capital of not less than $6 million or (y) seek offers from bona fide third party purchasers to acquire the Company (whether by merger, stock sale, asset sale or otherwise); and
     (b) $2 million, the Company and each Investor and each Founder agrees (solely in its capacity as a shareholder of the Company) that Investors and their affiliates (other than MPM and its affiliates or their respective transferees) holding a majority of the outstanding shares of Series C Preferred Stock shall have the right to compel a Required Financing. For the purposes of this section a “Required Financing” shall mean an equity financing of the Company on terms and conditions (including, without limitation, pricing, dividends, liquidation preference, conversion price, anti-dilution rights and special voting rights) proposed by Investors and their affiliates (other than MPM and its affiliates or their respective transferees) holding a majority of the outstanding shares of Series C Preferred Stock.
Notwithstanding anything to the contrary (including, without limitation, Section 2.4 hereof), in the event that Investors and their affiliates (other than MPM and its affiliates or their respective transferees) holding a majority of the outstanding shares of Series C

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Preferred Stock compel a Required Financing, each holder of Preferred Stock and each holder of Common Stock shall have the right to participate in such Required Financing on a pro rata, as converted basis (the “Participation Right”). In furtherance of the foregoing, for the purposes of Article III, Section (B)(4)(m)(i) of the Restated Articles, each holder of Preferred Stock agrees that the Participation Right shall be deemed to be included in the right of first offer set forth in Section 2.4 hereof. In addition, each Investor and each Founder (solely in its capacity as a shareholder of the Company) agrees that it shall take all actions reasonably necessary to consummate such Required Financing, including, without limitation, consenting to or voting in favor of any amendment to the Restated Articles required in order to consummate such Required Financing. This provision shall in no way be interpreted to create a requirement that any Investor or Founder participate in any such Required Financing.
     8.2 Consent to Pay-to-Play. Notwithstanding anything to the contrary (including, without limitation, any provision of the Restated Articles), the Company agrees that so long as at least 1,200,000 shares of Series C Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock not held by MPM or any of its affiliates or their respective transferees (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) consummate any Pay-to-Play Financing (as defined in Article III, Section (B)(4)(m)(i) of the Restated Articles as in effect on the date hereof).
     8.3 Investors’ Rights Agreement. As a result of a typographical error, the date of the Agreement referred to in the Restated Articles is January 23, 2004. The Company and each party hereto agrees that for all purposes, this Agreement shall be the agreement referred to in the Articles as “the Investors’ Rights Agreement dated as of January 23, 2004”.
     9. Miscellaneous.
     9.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     9.2 Governing Law. This Agreement shall be interpreted under the laws of the State of Minnesota without reference to Minnesota conflicts of law provisions.
     9.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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     9.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     9.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 9.5).
     9.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     9.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof Any term of this Agreement (other than Section 2.1, Section 2.2, Section 2.3, Section 3, Section 4 and Section 5) may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the holders of a majority of the Registrable Securities and the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock. The provisions of Section 2.1, Section 2.2 and Section 2.3 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the holders of a majority of the Registrable Securities that are held by Major Investors, and the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock. The provisions of Section 3 may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the then outstanding voting securities held by the Investors; provided, however, that notwithstanding the foregoing, (a) the provisions of Section 3.4(b) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Venturi I, LLC, (b) the provisions of Section 3.4(c) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of MPM, (c) the provisions of Section 3.4(d)(i) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Bessemer, (d) the provisions of Section 3.4(d)(ii) may be amended and the observance of any term thereof

26

may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of MPM, (e) the provisions of Section 3.4(e) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of the outstanding voting securities held by the holders of shares of Common Stock and Series A Preferred Stock (voting together as a single class and not as separate series and on an as-converted to Common Stock basis), (f) the provisions of Section 3.4(g)(i) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of holders of a majority of the outstanding shares of Series C Preferred Stock, (g) the provisions of Section 3.4(g)(ii) may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock (voting together as a single class and not as separate series) and (h) the provisions of Section 3.9 may be amended and the observance of any term thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Bessemer, NGEN and General Electric Pension Trust. The provisions of Section 4, Section 5, Section 6 and Section 7 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively, as applicable) only with the written consent of the Company, and the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock; provided, however, that such provisions may not be amended or waived in such a way as to add to the obligations of any Non Participating Stockholder without the consent of such Non Participating Stockholder. The provisions of Section 8 may be amended or waived (either generally or in a particular instance and either retroactively or prospectively, as applicable) only with the written consent of the Company, and the holders of at least a majority of the issued and outstanding shares of Series C Preferred Stock (other than MPM and its affiliates or their transferees); provided, however, that such provisions may not be amended or waived in such a way as to add to the obligations of any Investor or Founder without the consent of such Investor or Founder. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all the parties hereto.
     9.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
     9.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     9.10 Restrictions of Transfer. In addition to, and not in limitation of the rights of an Investor to transfer its rights hereunder, an Investor’s rights and obligations hereunder may be transferred to any of such Investor’s “affiliates,” as that term is defined

27

under the Securities Act (and which, in the case of Putnam, shall include any fund or account managed or advised by Putnam Investment Management, LLC, TH Lee, Putnam Capital Management, LLC or their respective affiliates), so long as such affiliate is an “accredited investor” (within the meaning of Regulation D under the Securities Act); provided that the prospective transferee agrees in writing to be subject to the terms hereof to the same extent as if he, she or it were an original Investor hereunder.
     9.11 Massachusetts Business Trusts. A copy of the Agreement and Declaration of Trust of each Putnam fund or series investment company (each, a “Fund”) that is a Massachusetts business trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of such Fund by the Trustees of the relevant Fund as Trustees, and not individually, and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of such Fund.

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     IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first above written.

RESTORE MEDICAL, INC.

By:	/s/ Susan L. Critzer

	Name:	Susan L. Critzer
	Title:	President and Chief Executive
Officer

Address:		2800 Patton Road
St. Paul, MN 55113
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

FOUNDERS:

By:	/s/ Robert Campbell

Robert Campbell

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

FOUNDERS:

By:	/s/ Timothy R. Conrad

Timothy R. Conrad

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

FOUNDERS:

By:	/s/ Susan L. Critzer

Susan L. Critzer

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

FOUNDERS:

By:	/s/ Mark B. Knudson

Mark B. Knudson

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

FOUNDERS:

By:	/s/ Edward W. Numainville

Edward W. Numainville

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

MPM BIOVENTURES II, L.P.

By: MPM Asset Management II, L.P., its General Partner
By: MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

MPM BIOVENTURES II-QP, L.P.

By: MPM Asset Management II, L.P., its General Partner
By: MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

MPM BIOVENTURES GMBH & CO. PARALLEL BETEILIGUNGS KG

By: MPM Asset Management II, L.P., in its capacity as
the Special Limited Partner
By: MPM Asset Management II LLC, its General Partner

By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

MPM ASSET MANAGEMENT INVESTORS 2000 B LLC

By:	/s/ Luke Evnin

Name: Luke Evnin
Title: Manager

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

BESSEMER VENTURE PARTNERS VI L.P.
By: Deer VI & Co. LLC, General Partner/Managing Member

By:	/s/ J. Edmund Colloton

J. Edmund Colloton, Manager

Address:
c/o Bessemer Venture Partners
1865 Palmer Ave #104
Larchmont, NY 10538
Attn: J. Edmund Colloton
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:
/s/ Chris Gabriel
Chris Gabriel

SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

TH LEE, PUTNAM INVESTMENT TRUST — TH LEE,
PUTNAM EMERGING OPPORTUNITIES PORTFOLIO

By: TH Lee, Putnam Capital Management, LLC

By:	/s/ Michael E. DeFao

Name: Michael E. DeFao
Title: Vice President

Address:	Putnam Investments
One Post Office Square
Boston, MA 02109
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

GENERAL ELECTRIC PENSION TRUST

By. GE Asset Management Incorporated, its
Investment Manager

By:	/s/ Patrick J. McNeela

Name: Patrick J. McNeela
Title: Vice President

Address:	3003 Summer Street
Stramford, CT 06905
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

NGEN ENABLING TECHNOLOGIES FUND, L.P.

By:	/s/ Steven Park

Name: Steven Park
Title: Member

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

3V SOURCEONE VENTURES FUND LIMITED

By:	/s/ Michael Ming-Yih Wu

	Name:	Michael Ming-Yih Wu
	Title:	Managing Director
3V SourceOne Capital Pte Ltd, Fund Manager
of 3V SourceOne Ventures Fund Limted

Address:		321 Orchard Road, #08-06
Orchard Shopping Centre
Singapore 238866

3V SOURCEONE VENTURES FUND, L.P.

By:	/s/ Michael Ming-Yih Wu

	Name:	Michael Ming-Yih Wu
	Title:	Manager
3V SourceOne Capital, LLC, General Partner
of 3V SourceOne Ventures Fund, L.P.

Address:		13888 Trinity Avenue
Saratoga, CA 95070
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

/s/ Wes Sterman

Wes Sterman

Address:	2121 Sacramento Street, #604
San Francisco, CA 94109
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

CHARTER VENTURES L.P.

By:	/s/ A. Barr Dolan

Name: A. Barr Dolan
Title:

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

EVENTYR INVESTMENTS, L.P.

By:	/s/ Roe H. Hatlen

Name: Roe H. Hatlen
Title: General Partner

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

VENTURI I, LLC

By:	/s/ Mark B. Knudson

Name: Mark B. Knudson
Title: Chief Executive Officer

Address:	2800 Patton Road St. Paul, MN 55113
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

/s/ Mark B. Knudson

Mark B. Knudson

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

/s/ Linda Johnson

Linda Johnson

Address: 11 Brunswick Lane
Lincolnshire, IL 60069
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

/s/ Timothy I. Maudlin

Timothy I. Maudlin

Address: 8833 Hidden Oaks Drive
Eden Prairie, MN 55344
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

/s/ Robert S. Nickoloff

Robert S. Nickoloff

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

STATE STREET BANK AND TRUST COMPANY AS TRUSTEE
FOR THE DUPONT PENSION TRUST

By:	/s/ Joette T. Levine

Name: Joette T. Levine
Title: Vice President

Address:
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

WILTON PRIVATE EQUITY FUND, LLC
By:	Wilton Asset Management, L.L.C., its
Manager

By:	/s/ Carmen J. Gigliotti

Name: Carmen J. Gigliotti
Title: President

Address:

Carmen Gigliotti
DuPont Capital Management
Delaware Corporate Center
One Righter Parkway, Suite 3200
Wilmington, DE 19803

Please send copy of all notices to:
Joseph Lyons
State Street Global Advisors
State Street Financial Center
One Lincoln Street
Boston, MA 02111-2900
SIGNATURE PAGE TO RESTORE MEDICAL, INC.
INVESTORS’ RIGHTS AGREEMENT

SCHEDULE A
Bessemer Venture Partners VI L.P.
Christopher Gabrieli
TH Lee, Putnam Investment Trust — TH Lee, Putnam Emerging Opportunities Portfolio
MPM BioVentures II, L.P.
MPM BioVentures II-QP, L.P.
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
MPM Asset Management Investors 2000 B LLC
Venturi I, LLC
General Electric Pension Trust
NGEN Enabling Technologies Fund, L.P.
3V SourceOne Ventures Fund Limited
3V SourceOne Ventures Fund, L.P.
Wes Sterman
Charter Ventures L.P.
Eventyr Investments, L.P.
Mark B. Knudson
Timothy I. Maudlin
Robert S. Nickoloff
Linda Johnson

S-A-1

SCHEDULE B
Susan L. Critzer
Robert Campbell
Mark B. Knudson
Timothy R. Conrad
Edward W. Numainville

S-B-1

EXHIBIT A
INDEMNIFICATION AGREEMENT
     THIS AGREEMENT (the “Agreement”) is made and entered into as of _________, 200___ between Restore Medical Inc., a Minnesota corporation (the “Company”), and ____________(“Director”).
     WITNESSETH THAT:
     WHEREAS, Director performs a valuable service for the Company;
     WHEREAS, the Board of Directors of the Company has adopted Bylaws (the “Bylaws”) providing for the indemnification of the officers and directors of the Company to the maximum extent authorized by Section 145 of the Delaware General Corporation Law, as amended (“Law”);
     WHEREAS, the Bylaws and the Law, by their nonexclusive nature, permit contracts between the Company and the officers or directors of the Company with respect to indemnification of such officers or directors;
     WHEREAS, in accordance with the authorization as provided by the Law, the Company may purchase and maintain a policy or policies of directors’ and officers’ liability insurance (“D & 0 Insurance”), covering certain liabilities which may be incurred by its officers or directors in the performance of their obligations to the Company; and
     WHEREAS, in order to induce Director to continue to serve as a director of the Company, the Company has determined and agreed to enter into this contract with Director with the explicit acknowledgement of the intended third party beneficiaries set forth in Section 1 hereof.
     NOW, THEREFORE, in consideration of Director’s service as a director after the date hereof, the parties hereto agree as follows:
     1. Indemnity of Indemnitee. The Company hereby agrees to hold harmless and indemnify Director and each venture capital entity of which Director is a partner, member, officer or director and each of the respective directors, officers, partners, members, stockholders, employees, agents and spouses, as applicable, of each such entity (each, including, without limitation, the Director, an “Indemnitee”) to the full extent authorized or permitted by the provisions of the Law, as such may be amended from time to time, and the Bylaws (or other applicable charter documents of the Company), as such may be amended. In furtherance of the foregoing indemnification, and without limiting the generality thereof:
     (a) Proceedings Other Than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(a) if, by reason of Director’s Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to or participant in any Proceeding (as hereinafter defined) other than a Proceeding by or in the right of the Company. Pursuant to this Section 1(a), Indemnitee shall be indemnified against all Expenses (as hereinafter defined), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if the Director acted in good faith and in a manner Director reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, the Director had no reasonable cause to believe his conduct was unlawful.
     (b) Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 1(b) if, by reason of Director’s Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding brought by or in the right of the Company. Pursuant to this Section 1(b), Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if the Director acted in good faith and in a manner the Director reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made.
     (c) Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Director’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified to the maximum extent permitted by law against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.
     2. Additional Indemnity. In addition to, and without regard to any limitations on, the indemnification provided for in Section 1, the Company shall and hereby does indemnify and hold harmless Indemnitee against all Expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf if, by reason of Director’s Corporate Status, he is, or is threatened to be made, a party to or participant in any Proceeding (including a Proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of Indemnitee. The only limitation that shall exist upon the Company’s obligations pursuant to this Agreement shall be that the Company shall not be obligated to make any payment to Indemnitee that is finally determined (under the procedures, and subject to the presumptions, set forth in Sections 6 and 7 hereof) to be unlawful under Delaware law.

     3. Contribution in the Event of Joint Liability.
     (a) Whether or not the indemnification provided in Sections 1 and 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. Company shall not enter into any settlement of any action, suit or proceeding in which Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.
     (b) Without diminishing or impairing the obligations of the Company set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which Company is jointly liable with Indenmitee (or would be if joined in such action, suit or proceeding), Company shall contribute to the amount of expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company other than the Director who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transaction from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of Company and all officers, directors or employees of the Company other than the Director who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, in connection with the events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered.
     (c) Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company other than the Director who may be jointly liable with Indemnitee.
     4. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Director’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.
     5. Advancement of Expenses. Notwithstanding any other provision of this Agreement, the Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding by reason of Director’s Corporate Status within ten (10) days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section 5 shall be unsecured and interest free. Notwithstanding the foregoing, the obligation of the Company to advance Expenses pursuant to this Section 5 shall be subject to the condition that, if, when and to the extent that the Company determines that Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be entitled to be reimbursed, within thirty (30) days of such determination, by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Company that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any advance of Expenses until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).
     6. Procedures and Presumptions for Determination of Entitlement to Indemnification. It is the intent of this Agreement to secure for Indemnitee rights of indemnity that are as favorable as may be permitted under the law and public policy of the State of Delaware. Accordingly, the parties agree that the following procedures and presumptions shall apply in the event of any question as to whether Indemnitee is entitled to indemnification under this Agreement:
     (a) To obtain indemnification (including, but not limited to, the advancement of Expenses and contribution by the Company) under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.
     (b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case by one of the following three methods, which shall be at the election of Indemnitee: (1) by a majority vote of the disinterested directors, even though less than a quorum, or (2) by independent legal counsel in a written opinion, or (3) by the stockholders.
     (c) If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6(b) hereof, the Independent Counsel shall be selected as provided in this Section 6(c). The Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors). Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 13 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If a written objection is made and substantiated, the Independent Counsel selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within twenty (20) days after submission by Indemnitee of a written request for indemnification pursuant to Section 6(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 6(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 6(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 6(c), regardless of the manner in which such Independent Counsel was selected or appointed.
     (d) In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 6(a) of this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.
     (e) Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to an Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 6(e) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

     (f) If the person, persons or entity empowered or selected under Section 6 to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty (30) days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; provided, however, that such thirty (30) day period may be extended for a reasonable time, not to exceed an additional fifteen (15) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating documentation and/or information relating thereto; and provided, further, that the foregoing provisions of this Section 6(g) shall not apply if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6(b) of this Agreement and if (A) within fifteen (15) days after receipt by the Company of the request for such determination the Board of Directors or the Disinterested Directors, if appropriate, resolve to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within seventy five (75) days after such receipt and such determination is made thereat, or (B) a special meeting of stockholders is called within fifteen (15) days after such receipt for the purpose of making such determination, such meeting is held for such purpose within sixty (60) days after having been so called and such determination is made thereat.
     (g) Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any Independent Counsel, member of the Board of Directors, or stockholder of the Company shall act reasonably and in good faith in making a determination under the Agreement of the Indemnitee’s entitlement to indemnification. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.
     (h) The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

     7. Remedies of Indemnitee.
     (a) In the event that (i) a determination is made pursuant to Section 6 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) of this Agreement within ninety (90) days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to this Agreement within ten (10) days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or such determination is deemed to have been made pursuant to Section 6 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification. Indemnitee shall commence such proceeding seeking an adjudication within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7(a). The Company shall not oppose Indemnitee’s right to seek any such adjudication.
     (b) In the event that a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding commenced pursuant to this Section 7 shall be conducted in all respects as a de novo trial, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination under Section 6(b).
     (c) If a determination shall have been made pursuant to Section 6(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding commenced pursuant to this Section 7, absent a prohibition of such indemnification under applicable law.
     (d) In the event that Indemnitee, pursuant to this Section 7, seeks a judicial adjudication of his rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company the Company shall pay on his behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 13 of this Agreement) actually and reasonably incurred by him in such judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement of expenses or insurance recovery.
     (e) The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 7 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.

     8. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.
     (a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the certificate of incorporation of the Company, the Bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by the Director in Director’s Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the Law, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the Bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.
     (b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company (or related persons thereof) or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent (or related person thereof) under such policy or policies.
     (c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.
     (d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.
     9. Exception to Right of Indemnification. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein, unless (a) the bringing of such Proceeding or making of such claim shall have been approved by the Board of Directors of the Company or (b) such Proceeding is being brought by the Indemnitee to assert, interpret or enforce his rights under this Agreement.

     10. Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Director is an officer or director of the Company (or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding (or any proceeding commenced under Section 7 hereof) by reason of Director’s Corporate Status, whether or not Director is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), assigns, spouses, heirs, executors and personal and legal representatives. This Agreement shall continue in effect regardless of whether Director continues to serve as an officer or director of the Company or any other Enterprise at the Company’s request.
     11. Security. To the extent requested by the Indemnitee and approved by the Board of Directors of the Company, the Company may at any time and from time to time provide security to the Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to the Indemnitee, may not be revoked or released without the prior written consent of the Indemnitee.
     12. Enforcement.
     (a) The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Director to serve as an officer or director of the Company, and the Company acknowledges that Director is relying upon this Agreement in serving as an officer or director of the Company.
     (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.
     13. Definitions. For purposes of this Agreement:
     (a) “Corporate Status” describes the status of a person who is or was a director, officer, employee or agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the express written request of the Company.
     (b) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.
     (c) “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which

Director is or was serving at the express written request of the Company as a director, officer, employee, agent or fiduciary.
     (d) “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding.
     (e) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.
     (f) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Indemnitee was, is or will be involved as a party or otherwise, by reason of the fact that Director is or was a director of the Company, by reason of any action taken by Director or of any inaction on Director’s part while acting as an officer or director of the Company, or by reason of the -fact that Director is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other Enterprise; in each case whether or not Director is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under this Agreement; including one pending on or before the date of this Agreement; and excluding one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce his rights under this Agreement.
     14. Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
     15. Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
     16. Notice By Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to the Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.
     17. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:
     (a) If to Indemnitee, to the address set forth below Director’s signature hereto.
     (b) If to the Company, to:
Restore Medical, Inc.
2800 Patton Road
St. Paul, MN 55113
or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
     18. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
     19. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

     20. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without application of the conflict of laws principles thereof.
     21. Gender. Use of the masculine pronoun shall be deemed to include usage of the feminine and gender-neutral pronoun where appropriate.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

COMPANY:

RESTORE MEDICAL INC.

By:
Name:
Title:

DIRECTOR:

Name:

Address:

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